Exhibit 99.1

Dermira Reports Fourth Quarter and Full Year 2015 Financial Results and Provides Corporate Update

Management to Host Webcast and Conference Call Today at 5:30 a.m. PT / 8:30 a.m. ET

MENLO PARK, Calif., March 3, 2016 — Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases, today reported financial results for the quarter and year ended December 31, 2015 and provided an update on its clinical development programs and financial guidance for 2016.

“I am delighted with the progress our company made in the fourth quarter of 2015 and throughout the year as a whole,” said Tom Wiggans, chairman and chief executive officer of Dermira. “We recently completed enrollment in all three of our CIMZIA Phase 3 trials, our Phase 2b DRM01 trial and our DRM04 ATMOS Phase 3 trials, in aggregate totaling over 2,000 patients, on or ahead of schedule. With this progress, we continue to make great strides toward our goal of delivering new and innovative therapies that can advance the standard of care for patients suffering from dermatologic diseases. In addition, the achievement of these milestones positions Dermira to make multiple potentially value-creating data announcements over approximately the next twelve months, beginning with topline results from our DRM01 Phase 2b acne trial and DRM04 Phase 3 hyperhidrosis trials anticipated in the second quarter of this year. Importantly, we also maintain a strong balance sheet that we expect can fund our operations through 2017. We look forward to updating you on our progress in the coming year.”

Operational Highlights and Clinical Pipeline Update

•                  Updated topline data guidance for DRM01, DRM04 and CIMZIA® programs — Earlier this year, Dermira updated its guidance for the expected timing of topline data from its late-stage programs based on completion of enrollment in the applicable trials on or ahead of schedule. Dermira expects to announce topline efficacy and safety data from its DRM01 Phase 2b trial in patients with acne vulgaris in the second quarter of 2016, its DRM04 ATMOS-1 and ATMOS-2 Phase 3 trials in patients with primary axillary hyperhidrosis in the second quarter of 2016, and its CIMZIA (certolizumab pegol) CIMPASI-1, CIMPASI-2 and CIMPACT Phase 3 trials in patients with moderate-to-severe chronic plaque psoriasis by the end of the first quarter of 2017.

•                  Completed patient enrollment in DRM04 ATMOS-1 and ATMOS-2 Phase 3 trials in patients with hyperhidrosis — In February 2016, Dermira completed enrollment in its DRM04 ATMOS-1 and ATMOS-2 Phase 3 clinical trials, which collectively enrolled 697 patients with primary axillary hyperhidrosis.

•                  Completed patient enrollment in DRM01 Phase 2b trial in patients with acne — In January 2016, Dermira completed enrollment of 420 patients in its DRM01 Phase 2b clinical trial in patients with acne vulgaris.

•                  Completed patient enrollment in CIMZIA Phase 3 trials in patients with psoriasis — Dermira completed enrollment in its CIMPACT, CIMPASI-1 and CIMPASI-2 Phase 3 clinical trials of CIMZIA, which collectively enrolled 1,020 adult patients with moderate-to-severe chronic plaque psoriasis, in December 2015, November 2015 and September 2015, respectively. CIMZIA is not currently approved for the treatment of psoriasis by any regulatory authority worldwide.

•                  Presented data from DRM01 Phase 2a trial — In October 2015, data were presented from the DRM01 Phase 2a study in acne, which showed that DRM01 met all of the primary efficacy endpoints. In addition, newly presented data suggested that a treatment difference in these endpoints was observed as early as the first efficacy assessment, which occurred at week four of the 12-week treatment period. These data were presented at the European Academy of Dermatology and Venereology (EADV) Congress 2015 in Copenhagen, Denmark.

•                  Made key appointments — In September 2015, Kathleen Sebelius, the 21st U.S. Secretary of Health and Human Services and former Governor of Kansas, was elected to Dermira’s board of directors. In February of this year, Luis Peña, executive vice president of product development, was promoted to Dermira’s chief development officer.

Financial Highlights

Fourth Quarter 2015 Financial Results

•                  For the quarter ended December 31, 2015, Dermira reported a net loss of $31.2 million, compared to a net loss of $6.7 million for the same period in 2014.

•                  Dermira did not recognize any revenue for the quarter ended December 31, 2015. For the quarter ended December 31, 2014, Dermira recognized $7.3 million of collaboration revenue from a related party, the result of a milestone payment from UCB Pharma S.A. for dosing the first patient in Dermira’s CIMZIA Phase 3 clinical program.

•                  Total operating expenses for the quarter ended December 31, 2015 were $31.8 million as compared to $14.1 million for the fourth quarter of 2014.

•                  Research and development expenses for the fourth quarter of 2015 were $24.4 million, compared to $11.0 million for the comparable prior-year period. This increase was primarily due to increased development costs associated with progressing Dermira’s three late-stage product candidates, particularly the DRM04 and CIMZIA Phase 3 programs.

•                  General and administrative expenses in the fourth quarter of 2015 were $5.0 million, compared to $3.0 million for the comparable prior-year period. This increase was primarily related to higher personnel-related expenses and public company costs.

•                  In the fourth quarter of 2015, the company recorded an impairment charge of $2.4 million related to its decision to discontinue further development of its DRM02 and DRM05 early-stage product candidates.

•                  As of December 31, 2015, Dermira had cash, cash equivalents and investments of $215.7 million, no debt and approximately 30.0 million shares of common stock outstanding.

Full Year 2015 Financial Results

•                  For the year ended December 31, 2015, Dermira reported a net loss of $78.4 million, compared to a net loss of $31.9 million for 2014.

•                  For the years ended December 31, 2015 and 2014, Dermira recognized collaboration revenue from a related party of $7.3 million for milestone achievements pursuant to its agreement with UCB. These milestone payments were triggered by the completion of patient enrollment in the first CIMZIA Phase 3 clinical trial in psoriasis in the third quarter of 2015 and the dosing of the first patient in the CIMZIA Phase 3 clinical program in psoriasis in the fourth quarter of 2014.

•                  Total operating expenses for 2015 were $86.9 million as compared to $39.0 million for 2014.

•                  Research and development expenses for 2015 were $66.8 million, compared to $30.7 million for the prior year. This increase was primarily due to increased development costs associated with the CIMZIA Phase 3 program and, to a lesser degree, increased development costs associated with the DRM04 Phase 3 and DRM01 Phase 2b programs and higher personnel-related expenses.

•                  General and administrative expenses for 2015 were $17.7 million, compared to $8.3 million for 2014. This increase was primarily related to higher personnel-related expenses and public company costs.

Key Milestones and Expectations

•                  Announce topline data from DRM01 Phase 2b acne trial in the second quarter of 2016.

•                  Announce topline data from DRM04 ATMOS-1 and ATMOS-2 Phase 3 hyperhidrosis trials in the second quarter of 2016.

•                  Announce topline data for all three CIMZIA Phase 3 clinical trials, CIMPASI-1, CIMPASI-2 and CIMPACT, by the end of the first quarter of 2017.

•                  Complete treatment period of DRM04 open-label ARIDO trial, assessing the long-term safety of DRM04, by the end of 2016.

•                  Subject to the successful completion of the DRM01 Phase 2b trial and an end-of-Phase 2 meeting with the FDA, initiate a Phase 3 program for DRM01 in the first half of 2017.

•                  Subject to the successful completion of the DRM04 Phase 3 clinical trials and other registration-enabling activities, submit an NDA to the FDA in the second half of 2017.

•                  Management expects GAAP operating expenses for 2016 to be in the range of $110-120 million, including stock-based compensation expense of approximately $10-12 million. In addition,

management expects a balance of over $100 million in cash and cash equivalents and investments at December 31, 2016, which, combined with future development milestone payments the company expects to earn and receive in 2017 pursuant to its agreement with UCB, would be sufficient to meet anticipated cash requirements through 2017.

Conference Call and Webcast

Dermira management will host a webcast and conference call regarding this announcement at 5:30 a.m. PT / 8:30 a.m. ET today. The live call may be accessed by dialing 877-359-9508 for domestic callers and 224-357-2393 for international callers and using the conference code: 62368445. A live webcast and archive of the call will be available from the investor relations sections of the company website at www.dermira.com. A telephone replay of the call will be available by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code: 62368445.

About Dermira

Dermira is a biopharmaceutical company dedicated to identifying, developing and commercializing innovative, differentiated therapies to improve the lives of patients with dermatologic diseases. Dermira’s portfolio includes three late-stage product candidates that target significant unmet needs and market opportunities: CIMZIA® (certolizumab pegol), in Phase 3 development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe chronic plaque psoriasis; DRM04, in Phase 3 development for the treatment of primary axillary hyperhidrosis; and DRM01, in Phase 2b development for the treatment of acne vulgaris. Dermira is headquartered in Menlo Park, California. For more information, please visit www.dermira.com.

Forward-Looking Statements

The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. This press release contains forward-looking statements that involve substantial risks and uncertainties, including statements with respect to the successful completion of, and timing expectations for the receipt and announcement of topline data from, the DRM01, DRM04 and CIMZIA clinical trials and the potential value created by such announcements; anticipated cash requirements and ability to fund the company’s operations through 2017; the goal of delivering new therapies for patients with dermatologic diseases; the completion of the treatment period of the DRM04 open-label ARIDO trial; the initiation of a Phase 3 program for DRM01; the potential NDA submission for DRM04 to the FDA; current estimates of operating expenses and stock-based compensation expenses for 2016; anticipated cash and cash equivalents and investments at December 31, 2016; and management expectations for future milestone payments pursuant to the agreement with UCB. These statements deal with future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to the design, implementation and outcomes of our clinical trials; our dependence on third-party clinical research organizations, manufacturers and suppliers; our ability to obtain regulatory approval for our product candidates; and our ability to continue to stay in compliance with applicable laws and regulations. For a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements, you should refer to the section entitled “Risk Factors” set forth in Dermira’s Annual Report on Form 10-K, Dermira’s Quarterly Report on Form 10-Q and other filings Dermira makes with the Securities and Exchange Commission from time to time. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise, except as required by law.

Dermira Contact

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650.421.7200

investors@dermira.com

Investor Contact

Robert H. Uhl

Westwicke Partners

Managing Director

858.356.5932

robert.uhl@westwicke.com

Dermira, Inc.

Selected Consolidated Statements of Operations Data

(in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Collaboration revenue from a related party	$—	$7,300	$7,300	$7,300

Operating expenses:
Research and development (1)	24,358	11,034	66,831	30,710
General and administrative (1)	5,043	3,048	17,721	8,288
Impairment of intangible assets	2,394	—	2,394	—
Total operating expenses	31,795	14,082	86,946	38,998

Loss from operations	(31,795)	(6,782)	(79,646)	(31,698)
Interest and other income (expense), net	178	125	896	7
Interest expense	(32)	(39)	(147)	(153)
Loss on extinguishment of debt	(124)	—	(124)	—
Loss before taxes	(31,773)	(6,696)	(79,021)	(31,844)
(Benefit) provision for income taxes	(622)	31	(622)	31

Net loss	$(31,151)	$(6,727)	$(78,399)	$(31,875)

Net loss per share, basic and diluted	$(1.04)	$(0.29)	$(2.93)	$(4.96)

Weighted-average common shares used to compute net loss per share, basic and diluted	29,938,543	22,822,844	26,727,392	6,426,022

(1) Amounts include stock-based compensation expense as follows:

Research and development	$583	$400	$1,984	$836
General and administrative	881	609	3,148	807
Total stock-based compensation expense	$1,464	$1,009	$5,132	$1,643

Dermira, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2015	2014

Cash and cash equivalents and investments	$215,712	$163,634
Working capital	191,337	93,573
Total assets	221,932	178,221
Bank term loan, current and non-current	—	1,936
Additional paid-in capital	346,590	236,414
Accumulated deficit	(161,048)	(82,649)
Total stockholders’ equity	185,475	153,579